Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Monday, February 22, 2021

MEDIA CONTACT:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075

Williams Reports Fourth-Quarter and
Full-Year 2020 Financial Results

TULSA, Okla. – Williams (NYSE: WMB) today announced its unaudited financial results for the three and 12 months ended December 31, 2020.

Full-year 2020 results validate strength of natural gas strategy in the face of significant headwinds; results exceed pre-COVID-19 guidance midpoints in key metrics
•Net income of $208 million, or $0.17 per diluted share (EPS), which includes net non-cash impairment impact of ($1.107 billion), or ($0.91) per diluted share
•Adjusted EPS of $1.10 per diluted share - up 11% from 2019
•Cash flow from operations (CFFO) of $3.496 billion – down approximately $200 million from 2019 primarily due to the Transco rate case refund impact
•Available funds from operations (AFFO) of $3.638 billion increased by 1% over 2019
•Adjusted EBITDA of $5.105 billion - up $90 million or 2%
•DCF of $3.356 billion - up $59 million or 2% over 2019
•Record gathering volumes of 13.2 Bcf/d; record contracted transmission capacity of 22.2 Bcf/d
•Debt-to-Adjusted EBITDA at quarter end: 4.35x, favorable to guidance
•Expect strong natural gas market fundamentals to drive continued growth in 2021

4Q 2020 results demonstrate stability despite ongoing external volatility
•Net income of $115 million, or $0.09 per diluted share, which includes net non-cash impairment impact of ($245 million), or ($0.20) per diluted share
•Adjusted EPS of $0.31 per diluted share - up 29% vs. 4Q '19
•CFFO of $1.114 billion - up $123 million or 12% over 4Q '19
•AFFO of $983 million - up 2% over 4Q '19
•Adjusted EBITDA of $1.336 billion - up $52 million or 4% over 4Q '19
•DCF of $926 million - up $98 million or 12% over 4Q '19
•Dividend coverage ratio is 1.91x

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

“Williams established all-time record results in 2020, demonstrating how durable our business can be against multiple headwinds faced by our industry including the COVID-19 pandemic, major customer bankruptcies and a highly active hurricane season, among other factors. We surpassed guidance midpoints in our key financial metrics and generated free cash flow, driven by strong operations with records for both gathered volumes and contracted transmission capacity. Looking ahead to 2021, we believe our continued operating efficiencies combined with a focus on safety performance and environmental stewardship positions Williams to generate long-term sustainable value. Our business strategy is centered on the economic and environmental benefits of natural gas and its ability to accelerate emissions reductions in a pragmatic and cost-effective way. In addition to implementing aggressive and actionable plans to reduce our own emissions by 2030, we are pursuing a broader clean energy strategy that leverages our best-in-class pipeline transportation and storage systems to integrate solar, renewable natural gas, hydrogen and other emerging opportunities.

“Over the past year, our employees have truly demonstrated our safety-driven culture by taking care to protect themselves and others during the pandemic while at the same time efficiently completing projects that deliver clean, affordable energy to key markets ahead of schedule. I am incredibly proud of the around-the-clock work of our employees and their unwavering focus on running one of the nation’s largest energy infrastructure networks with the high level of dependability that consumers have come to expect – reliability that was particularly evident on our gas transmission systems during the severe cold weather event that gripped much of the country last week. Our production supplies in the Northeast and along the Gulf Coast as well as our network of interconnections with other pipelines and strategic storage reserves ensured we were able to meet our commitments and deliver scheduled supplies with no issue. The resiliency of our natural gas network allows us to meet energy demand in the most cost-effective, reliable way possible and demonstrates the importance of natural gas in our country’s energy mix.”

Williams Summary Financial Information	4Q				Full Year
Amounts in millions, except ratios and per-share amounts. Per share amounts are reported on a diluted basis. Net income amounts are from continuing operations attributable to The Williams Companies, Inc. available to common stockholders.	2020		2019		2020		2019

GAAP Measures
Net Income	$115		$138		$208		$862
Net Income Per Share	$0.09		$0.11		$0.17		$0.71
Cash Flow From Operations (1)	$1,114		$991		$3,496		$3,693

Non-GAAP Measures (2)
Adjusted EBITDA	$1,336		$1,284		$5,105		$5,015
Adjusted Income	$382		$293		$1,333		$1,200
Adjusted Income Per Share	$0.31		$0.24		$1.10		$0.99
Distributable Cash Flow	$926		$828		$3,356		$3,297
Available Funds from Operations	$983		$962		$3,638		$3,611
Dividend Coverage Ratio (DCF basis)	1.91	x	1.80	x	1.73	x	1.79	x

Other
Debt-to-Adjusted EBITDA at Quarter End (3)	4.35	x	4.39	x
Capital Investments (4) (5)	$423		$408		$1,485		$2,476

(1) Decline due primarily to working capital changes of approximately $284 million of rate refunds related to settlement of Transco's general rate case paid in July net of approximately $95 million collected from January through June 2020.

(2) Schedules reconciling Adjusted Income, Adjusted EBITDA, Distributable Cash Flow, Available Funds from Operations and Dividend Coverage Ratio (non-GAAP measures) to the most comparable GAAP measure are available at www.williams.com and as an attachment to this news release.

(3) Does not represent leverage ratios measured for WMB credit agreement compliance or leverage ratios as calculated by the major credit ratings agencies. Debt is net of cash on hand, and Adjusted EBITDA reflects the sum of the last four quarters.

(4) YTD 2019 excludes $728 million (net of cash acquired) for the purchase of the remaining 38% of UEOM as this amount was provided for at the close of the Northeast JV by our JV partner, CPPIB, in June 2019.

(5) Capital Investments includes increases to property, plant, and equipment, purchases of businesses, net of cash acquired, and purchases of and contributions to equity-method investments.

GAAP Measures

•Fourth-quarter 2020 net income from continuing operations attributable to Williams declined slightly compared to the prior year as the benefits of significantly lower operating and administrative costs from cost-savings initiatives and a change in an employee benefit policy, and higher service revenues were more than offset by higher net impairment charges.
•Improved service revenues reflect growth from Transco and Northwest Pipeline expansion projects and the benefit of certain minimum volume commitment (MVC) revenue in the West, partially offset by lower non-cash deferred revenue recognition at Gulfstar One and the impact of 2020 hurricane-related shut-ins in the Gulf of Mexico. The higher net impairment charges include the 2020 impairments of the Northeast Supply Enhancement project and our investment in Rocky Mountain Midstream, partially offset by the 2019 impairment of the Constitution Pipeline project, net of amounts attributable to noncontrolling interests in that project.
•Full-year 2020 net income similarly benefited from significantly lower operating and administrative costs, including the absence of prior year severance charges and the benefit of a change in an employee benefit policy, while service revenues declined slightly as growth from our Northeast JV and pipeline expansion projects and the benefit of certain MVCs was more than offset by decreases in non-cash deferred revenue recognition at Gulfstar One and in the Barnett Shale, as well as the expiration of a Barnett Shale MVC in 2019.
•The year-over-year change was also significantly impacted by net impairment charges, reflecting 2020 impairments related to equity-method investments, goodwill, and certain assets which resulted in a total $1.54 billion pre-tax charge, of which $65 million was attributable to noncontrolling interests. The 2019 period included similar impairment charges totaling $650 million, of which $209 million was attributable to noncontrolling interests, along with a $122 million gain on the sale of our Jackalope investment. The provision for income taxes changed favorably by $256 million primarily due to the change in pre-tax earnings.
•Cash flow from operations for the fourth quarter of 2020 increased as compared to the same period of 2019 primarily due to net favorable changes in net working capital. The decrease for the full-year period was primarily due to working capital changes involving $284 million of rate refunds related to the settlement of Transco’s general rate case paid in July, net of approximately $95 million of that amount collected from January through June 2020.

Non-GAAP Measures

•Adjusted EBITDA for the quarter improved over the prior year as increased service revenues from pipeline expansion projects, higher Northeast G&P JV EBITDA, and lower operating and administrative costs were partially offset by lower non-cash deferred revenue recognition at Gulfstar One and the impact of 2020 hurricane-related shut-ins in the Gulf of Mexico.
•Full-year Adjusted EBITDA improved driven by lower operating and administrative costs and higher contributions from our Northeast G&P investments, partially offset by the previously described slight decline in service revenues and lower commodity margins.
•Changes in Adjusted Income for the quarter and full-year periods were similarly driven by the changes in Adjusted EBITDA.
•The increase in fourth quarter 2020 DCF compared to the prior year is driven by the increase in adjusted EBITDA and an income tax refund received. The increase in full-year DCF is also driven by higher adjusted EBITDA, as well as lower maintenance capital, partially offset by increased distributions to noncontrolling interests driven by our Northeast JV.

Business Segment Results & Form 10-K

Williams' operations are comprised of the following reportable segments: Transmission & Gulf of Mexico, Northeast G&P, West and Other. For more information, see the company's 2020 Form 10-K.

	Quarter-To-Date						Full Year
Amounts in millions	Modified EBITDA			Adjusted EBITDA			Modified EBITDA			Adjusted EBITDA
	4Q 2020	4Q 2019	Change	4Q 2020	4Q 2019	Change	2020	2019	Change	2020	2019	Change
Transmission & Gulf of Mexico	$486	$284	$202	$644	$643	$1	$2,379	$2,175	$204	$2,552	$2,587	($35)
Northeast G&P	363	367	(4)	406	377	29	1,489	1,314	175	1,535	1,341	194
West	283	239	44	277	263	14	998	952	46	990	1,064	(74)
Other	(23)	5	(28)	9	1	8	(15)	6	(21)	28	23	5
Totals	$1,109	$895	$214	$1,336	$1,284	$52	$4,851	$4,447	$404	$5,105	$5,015	$90

Note: Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.
Transmission & Gulf of Mexico

•Fourth-quarter 2020 Modified and Adjusted EBITDA benefited from lower operating and administrative costs, partially offset by decreased service revenues from lower non-cash deferred revenue amortization at Gulfstar One and the impact of 2020 hurricane-related shut-ins, partially offset by Transco expansion projects placed in service.
•Full-year Modified and Adjusted EBITDA also benefited from lower operating and administrative costs, partially offset by similar decreases in service revenues.
•Modified EBITDA for the comparative periods benefited from the absence of both 2019 severance charges and the 2019 impairment of the Constitution Pipeline project, partially offset by the 2020 impairment of the Northeast Supply Enhancement project. Both comparative periods reflect the reversal of previously capitalized costs, while 2020 also benefited from a change in employee benefit policy. These items have been excluded from Adjusted EBITDA.

Northeast G&P

•Fourth-quarter 2020 Modified and Adjusted EBITDA reflect lower operating and administrative costs and higher contributions from equity-method investments. Full-year 2020 Modified and Adjusted EBITDA also reflect lower operating and administrative costs and higher contributions from equity-method investments, as well as increased service revenues associated with higher volumes. The full-year revenue comparison also benefited from the additional ownership in Utica East Ohio Midstream following the March 2019 acquisition and contribution to our Northeast JV.
•Modified EBITDA for both periods includes our share of impairments at equity-method investees and the benefit of a 2020 change in employee benefit policy, while the full-year comparison reflects the absence of 2019 severance charges. These items are all excluded from Adjusted EBITDA.
•Excluding Blue Racer volumes for fourth-quarter 2020 operating stats, Northeast G&P gross gathering volumes for fourth-quarter 2020, including 100% of operated equity-method investments, increased by 7% over the same period in 2019 and gross processing plant inlet volumes for fourth-quarter 2020 increased by 9% over the same period in 2019.

West

•The changes in fourth-quarter 2020 Modified and Adjusted EBITDA reflect higher service revenues associated with certain MVCs and higher rates partially offset by lower volumes, as well as reduced operating and administrative costs. The changes in full-year 2020 Modified and Adjusted EBITDA reflect decreases in non-cash deferred revenue recognition in the Barnett Shale, as well as the expiration of the Barnett Shale MVC in 2019, partially offset by lower operating and administrative costs. The benefit of higher MVCs was more than offset by the impact of lower volumes.
•Modified EBITDA for the quarter and full-year period also benefited from the absence of prior year impairment charges, as well as the benefit of a change in employee benefit policy. The full-year comparison also reflects the absence of prior-year severance charges. All of these items are excluded from Adjusted EBITDA.

2021 Financial Guidance

The company expects 2021 Adjusted EBITDA between $5.05 billion and $5.35 billion. The company also expects 2021 growth capex between $1 billion to $1.2 billion and leverage ratio of 4.25x, providing visibility to the company’s 4.20x leverage metric objective. Importantly, Williams also anticipates it will generate positive free cash flow (after capex and dividends), allowing it to retain financial flexibility.

Williams' Fourth-Quarter 2020 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow

Williams' fourth-quarter 2020 earnings presentation will be posted at www.williams.com. The company’s fourth-quarter 2020 earnings conference call and webcast with analysts and investors is scheduled for Tuesday, Feb. 23, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). Participants who wish to join the call by phone must register using the following link: http://www.directeventreg.com/registration/event/5346299

A webcast link to the conference call is available at www.williams.com. A replay of the webcast will be available on the website for at least 90 days following the event.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. www.williams.com

The Williams Companies, Inc.
Consolidated Statement of Operations

	Year Ended December 31,
	2020	2019	2018
	(Millions, except per-share amounts)
Revenues:
Service revenues	$5,924	$5,933	$5,502
Service revenues – commodity consideration	129	203	400
Product sales	1,666	2,065	2,784
Total revenues	7,719	8,201	8,686
Costs and expenses:
Product costs	1,545	1,961	2,707
Processing commodity expenses	68	105	137
Operating and maintenance expenses	1,326	1,468	1,507
Depreciation and amortization expenses	1,721	1,714	1,725
Selling, general, and administrative expenses	466	558	569
Impairment of certain assets	182	464	1,915
Impairment of goodwill	187	—	—
Gain on sale of certain assets and businesses	—	2	(692)
Other (income) expense – net	22	8	50
Total costs and expenses	5,517	6,280	7,918
Operating income (loss)	2,202	1,921	768
Equity earnings (losses)	328	375	396
Impairment of equity-method investments	(1,046)	(186)	(32)
Other investing income (loss) – net	8	107	219
Interest incurred	(1,192)	(1,218)	(1,160)
Interest capitalized	20	32	48
Other income (expense) – net	(43)	33	92
Income (loss) from continuing operations before income taxes	277	1,064	331
Less: Provision (benefit) for income taxes	79	335	138
Income (loss) from continuing operations	198	729	193
Income (loss) from discontinued operations	—	(15)	—
Net income (loss)	198	714	193
Less: Net income (loss) attributable to noncontrolling interests	(13)	(136)	348
Net income (loss) attributable to The Williams Companies, Inc.	211	850	(155)
Less: Preferred stock dividends	3	3	1
Net income (loss) available to common stockholders	$208	$847	$(156)
Amounts attributable to The Williams Companies, Inc. available to common stockholders:
Income (loss) from continuing operations	$208	$862	$(156)
Income (loss) from discontinued operations	—	(15)	—
Net income (loss)	$208	$847	$(156)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$.17	$.71	$(.16)
Income (loss) from discontinued operations	—	(.01)	—
Net income (loss)	$.17	$.70	$(.16)
Weighted-average shares (thousands)	1,213,631	1,212,037	973,626
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$.17	$.71	$(.16)
Income (loss) from discontinued operations	—	(.01)	—
Net income (loss)	$.17	$.70	$(.16)
Weighted-average shares (thousands)	1,215,165	1,214,011	973,626

The Williams Companies, Inc.
Consolidated Balance Sheet

	December 31,
	2020	2019
	(Millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$142	$289
Trade accounts and other receivables	1,000	1,002
Allowance for doubtful accounts	(1)	(6)
Trade accounts and other receivables - net	999	996
Inventories	136	125
Other current assets and deferred charges	152	170
Total current assets	1,429	1,580

Investments	5,159	6,235
Property, plant, and equipment – net	28,929	29,200
Intangible assets – net of accumulated amortization	7,444	7,959
Regulatory assets, deferred charges, and other	1,204	1,066
Total assets	$44,165	$46,040

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$482	$552
Accrued liabilities	944	1,276
Long-term debt due within one year	893	2,140
Total current liabilities	2,319	3,968

Long-term debt	21,451	20,148
Deferred income tax liabilities	1,923	1,782
Regulatory liabilities, deferred income, and other	3,889	3,778
Contingent liabilities and commitments

Equity:
Stockholders’ equity:
Preferred stock	35	35
Common stock ($1 par value; 1,470 million shares authorized at December 31, 2020 and December 31, 2019; 1,248 million shares issued at December 31, 2020 and 1,247 million shares issued at December 31, 2019)	1,248	1,247
Capital in excess of par value	24,371	24,323
Retained deficit	(12,748)	(11,002)
Accumulated other comprehensive income (loss)	(96)	(199)
Treasury stock, at cost (35 million shares of common stock)	(1,041)	(1,041)
Total stockholders’ equity	11,769	13,363
Noncontrolling interests in consolidated subsidiaries	2,814	3,001
Total equity	14,583	16,364
Total liabilities and equity	$44,165	$46,040

The Williams Companies, Inc.
Consolidated Statement of Cash Flows

	Year Ended December 31,
	2020	2019	2018
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$198	$714	$193
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation and amortization	1,721	1,714	1,725
Provision (benefit) for deferred income taxes	108	376	220
Equity (earnings) losses	(328)	(375)	(396)
Distributions from unconsolidated affiliates	653	657	693
Gain on disposition of equity-method investments	—	(122)	—
(Gain) on sale of certain assets and businesses	—	2	(692)
(Gain) loss on deconsolidation of businesses	—	29	(203)
Impairment of goodwill	187	—	—
Impairment of equity-method investments	1,046	186	32
Impairment of certain assets	182	464	1,915
Amortization of stock-based awards	52	57	55
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	(2)	34	(36)
Inventories	(11)	5	(16)
Other current assets and deferred charges	11	21	17
Accounts payable	(7)	(46)	(93)
Accrued liabilities	(309)	153	23
Other, including changes in noncurrent assets and liabilities	(5)	(176)	(144)
Net cash provided (used) by operating activities	3,496	3,693	3,293
FINANCING ACTIVITIES:
Proceeds from long-term debt	3,899	767	3,926
Payments of long-term debt	(3,841)	(909)	(3,204)
Proceeds from issuance of common stock	9	10	15
Proceeds from sale of partial interest in consolidated subsidiary	—	1,334	—
Common dividends paid	(1,941)	(1,842)	(1,386)
Dividends and distributions paid to noncontrolling interests	(185)	(124)	(591)
Contributions from noncontrolling interests	7	36	15
Payments for debt issuance costs	(20)	—	(26)
Other – net	(13)	(17)	(48)
Net cash provided (used) by financing activities	(2,085)	(745)	(1,299)
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(1,239)	(2,109)	(3,256)
Dispositions – net	(36)	(40)	(7)
Contributions in aid of construction	37	52	411
Proceeds from sale of businesses, net of cash divested	—	(2)	1,296
Purchases of businesses, net of cash acquired	—	(728)	—
Proceeds from dispositions of equity-method investments	—	485	—
Purchases of and contributions to equity-method investments	(325)	(453)	(1,132)
Other – net	5	(32)	(37)
Net cash provided (used) by investing activities	(1,558)	(2,827)	(2,725)
Increase (decrease) in cash and cash equivalents	(147)	121	(731)
Cash and cash equivalents at beginning of year	289	168	899
Cash and cash equivalents at end of year	$142	$289	$168
_________
(1) Increases to property, plant, and equipment	$(1,160)	$(2,023)	$(3,021)
Changes in related accounts payable and accrued liabilities	(79)	(86)	(235)
Capital expenditures	$(1,239)	$(2,109)	$(3,256)

Transmission & Gulf of Mexico
(UNAUDITED)
	2019					2020
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Regulated interstate natural gas transportation, storage, and other revenues (1)	$658	$650	$682	$690	$2,680	$692	$676	$686	$702	$2,756
Gathering, processing, and transportation revenues	128	121	117	113	479	99	78	85	86	348
Other fee revenues (1)	3	5	3	4	15	4	5	3	6	18
Commodity margins	8	7	6	4	25	3	1	4	4	12
Operating and administrative costs (1)	(197)	(230)	(209)	(242)	(878)	(184)	(189)	(192)	(192)	(757)
Other segment income (expenses) - net	(6)	(7)	22	22	31	4	2	(8)	8	6
Impairment of certain assets (2)	—	—	—	(354)	(354)	—	—	—	(170)	(170)
Proportional Modified EBITDA of equity-method investments	42	44	44	47	177	44	42	38	42	166
Modified EBITDA	636	590	665	284	2,175	662	615	616	486	2,379
Adjustments	—	38	15	359	412	7	2	6	158	173
Adjusted EBITDA	$636	$628	$680	$643	$2,587	$669	$617	$622	$644	$2,552

Statistics for Operated Assets
Natural Gas Transmission
Transcontinental Gas Pipe Line
Avg. daily transportation volumes (Tbtu)	13.2	12.2	13.2	13.3	13.0	13.8	12.0	12.8	13.2	12.9
Avg. daily firm reserved capacity (Tbtu)	17.1	17.0	17.3	17.5	17.2	17.7	17.5	18.0	18.2	17.9
Northwest Pipeline LLC
Avg. daily transportation volumes (Tbtu)	2.7	2.0	1.9	2.7	2.3	2.6	1.9	1.8	2.5	2.2
Avg. daily firm reserved capacity (Tbtu)	3.1	3.0	3.0	3.0	3.0	3.0	3.0	3.0	2.9	3.0
Gulfstream - Non-consolidated
Avg. daily transportation volumes (Tbtu)	1.1	1.3	1.3	1.2	1.2	1.2	1.2	1.3	1.1	1.2
Avg. daily firm reserved capacity (Tbtu)	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3
Gathering, Processing, and Crude Oil Transportation
Consolidated (3)
Gathering volumes (Bcf/d)	0.25	0.25	0.22	0.29	0.25	0.30	0.23	0.23	0.26	0.25
Plant inlet natural gas volumes (Bcf/d)	0.53	0.55	0.50	0.58	0.54	0.58	0.50	0.40	0.46	0.48
NGL production (Mbbls/d)	36	33	27	31	32	32	25	27	30	29
NGL equity sales (Mbbls/d)	7	9	5	6	7	5	4	5	5	5
Crude oil transportation volumes (Mbbls/d)	146	136	128	135	136	138	92	121	132	121
Non-consolidated (4)
Gathering volumes (Bcf/d)	0.35	0.38	0.36	0.35	0.36	0.35	0.31	0.26	0.30	0.30
Plant inlet natural gas volumes (Bcf/d)	0.35	0.39	0.36	0.35	0.36	0.35	0.31	0.25	0.30	0.30
NGL production (Mbbls/d)	24	27	24	26	25	24	23	17	21	21
NGL equity sales (Mbbls/d)	7	8	6	5	6	5	8	4	6	6

(1) Excludes certain amounts associated with revenues and operating costs for tracked or reimbursable charges.
(2) Our partners' $209 million share of the fourth-quarter 2019 impairment of the Constitution pipeline project is reflected outside of Modified EBITDA within Net income (loss) attributable to noncontrolling interests.
(3) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(4) Includes 100% of the volumes associated with operated equity-method investments.

Northeast G&P
(UNAUDITED)
	2019					2020
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Gathering, processing, transportation, and fractionation revenues	$239	$291	$310	$331	$1,171	$312	$308	$332	$327	$1,279
Other fee revenues (1)	23	21	23	24	91	25	25	22	24	96
Commodity margins	2	—	1	(1)	2	1	1	1	1	4
Operating and administrative costs (1)	(83)	(112)	(100)	(98)	(393)	(87)	(86)	(85)	(84)	(342)
Other segment income (expenses) - net	(4)	—	3	—	(1)	(2)	(4)	(4)	1	(9)
Impairment of certain assets	—	—	—	(10)	(10)	—	—	—	(12)	(12)
Proportional Modified EBITDA of equity-method investments	122	103	108	121	454	120	126	121	106	473
Modified EBITDA	299	303	345	367	1,314	369	370	387	363	1,489
Adjustments	3	16	(2)	10	27	1	(7)	9	43	46
Adjusted EBITDA	$302	$319	$343	$377	$1,341	$370	$363	$396	$406	$1,535

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	4.05	4.16	4.33	4.41	4.24	4.27	4.14	4.47	4.36	4.31
Plant inlet natural gas volumes (Bcf/d)	0.63	1.04	1.16	1.33	1.04	1.24	1.22	1.36	1.45	1.32
NGL production (Mbbls/d)	44	58	92	106	76	92	85	114	111	101
NGL equity sales (Mbbls/d)	4	3	3	2	3	2	2	2	2	2
Non-consolidated (3)
Gathering volumes (Bcf/d)	4.27	4.08	4.35	4.47	4.29	4.40	4.68	4.94	5.11	4.78

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Includes volumes associated with Susquehanna Supply Hub, the Northeast JV, and Utica Supply Hub, all of which are consolidated. The Northeast JV includes 100% of volumes handled by UEOM from the date of consolidation on March 18, 2019, but does not include volumes prior to that date as we did not operate UEOM.

(3) Includes 100% of the volumes associated with operated equity-method investments, including the Laurel Mountain Midstream partnership; and the Bradford Supply Hub and a portion of the Marcellus South Supply Hub within the Appalachia Midstream Services partnership. Beginning November 18, 2020, we operate Blue Racer. Blue Racer gathering volumes of 1.38 Bcf/d, plant inlet natural gas volumes of 0.95 Bcf/d, NGL production of 65 Mbbls/d, and NGL equity sales of 6 Mbbls/d have been excluded.

West
(UNAUDITED)
	2019					2020
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Gathering, processing, transportation, storage, and fractionation revenues	$344	$355	$307	$302	$1,308	$299	$297	$288	$320	$1,204
Other fee revenues (1)	7	6	6	4	23	6	13	16	15	50
Commodity margins	19	18	24	33	94	2	30	28	25	85
Operating and administrative costs (1)	(125)	(135)	(116)	(114)	(490)	(115)	(111)	(108)	(105)	(439)
Other segment income (expenses) - net	(3)	4	(5)	6	2	(5)	—	(7)	—	(12)
Impairment of certain assets	(12)	(64)	—	(24)	(100)	—	—	—	—	—
Proportional Modified EBITDA of equity-method investments	26	28	29	32	115	28	24	30	28	110
Modified EBITDA	256	212	245	239	952	215	253	247	283	998
Adjustments	14	75	(1)	24	112	1	(1)	(2)	(6)	(8)
Adjusted EBITDA	$270	$287	$244	$263	$1,064	$216	$252	$245	$277	$990

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	3.42	3.53	3.61	3.51	3.52	3.43	3.40	3.28	3.19	3.33
Plant inlet natural gas volumes (Bcf/d)	1.41	1.52	1.56	1.44	1.48	1.26	1.33	1.31	1.13	1.25
NGL production (Mbbls/d)	62	59	48	46	54	35	51	71	39	49
NGL equity sales (Mbbls/d)	27	28	17	17	22	12	25	34	18	22
Non-consolidated (3)
Gathering volumes (Bcf/d)	0.17	0.15	0.21	0.27	0.20	0.20	0.24	0.28	0.30	0.25
Plant inlet natural gas volumes (Bcf/d)	0.17	0.14	0.21	0.26	0.20	0.20	0.23	0.28	0.29	0.25
NGL production (Mbbls/d)	7	1	18	22	12	17	23	26	26	23
NGL and Crude Oil Transportation volumes (Mbbls/d) (4)	254	269	250	238	253	227	142	156	147	168

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with operated equity-method investments, including the Jackalope Gas Gathering System (sold in April 2019) and Rocky Mountain Midstream.
(4) Includes 100% of the volumes associated with operated equity-method investments, including the Overland Pass Pipeline Company and Rocky Mountain Midstream.

Capital Expenditures and Investments
(UNAUDITED)
	2019					2020
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Capital expenditures:
Transmission & Gulf of Mexico	$204	$255	$543	$252	$1,254	$185	$181	$192	$190	$748
Northeast G&P	152	177	131	74	534	46	41	32	38	157
West	58	59	107	76	300	72	80	93	65	310
Other	8	6	5	2	21	3	5	8	8	24
Total (1)	$422	$497	$786	$404	$2,109	$306	$307	$325	$301	$1,239

Purchases of investments:
Transmission & Gulf of Mexico	$—	$12	$3	$1	$16	$1	$1	$34	$1	$37
Northeast G&P	47	61	34	63	205	27	30	47	174	278
West	52	70	82	28	232	2	5	3	—	10
Total	$99	$143	$119	$92	$453	$30	$36	$84	$175	$325

Summary:
Transmission & Gulf of Mexico	$204	$267	$546	$253	$1,270	$186	$182	$226	$191	$785
Northeast G&P	199	238	165	137	739	73	71	79	212	435
West	110	129	189	104	532	74	85	96	65	320
Other	8	6	5	2	21	3	5	8	8	24
Total	$521	$640	$905	$496	$2,562	$336	$343	$409	$476	$1,564

Capital investments:
Increases to property, plant, and equipment	$418	$559	$730	$316	$2,023	$254	$327	$331	$248	$1,160
Purchases of businesses, net of cash acquired	727	—	1	—	728	—	—	—	—	—
Purchases of investments	99	143	119	92	453	30	36	84	175	325
Total	$1,244	$702	$850	$408	$3,204	$284	$363	$415	$423	$1,485

(1) Increases to property, plant, and equipment	$418	$559	$730	$316	$2,023	$254	$327	$331	$248	$1,160
Changes in related accounts payable and accrued liabilities	4	(62)	56	88	86	52	(20)	(6)	53	79
Capital expenditures	$422	$497	$786	$404	$2,109	$306	$307	$325	$301	$1,239

Contributions from noncontrolling interests	$4	$28	$—	$4	$36	$2	$2	$1	$2	$7
Contributions in aid of construction	$10	$8	$7	$27	$52	$14	$5	$8	$10	$37
Proceeds from sale of businesses, net of cash divested	$(2)	$—	$—	$—	$(2)	$—	$—	$—	$—	$—
Proceeds from sale of partial interest in consolidated subsidiary	$—	$1,330	$—	$4	$1,334	$—	$—	$—	$—	$—
Proceeds from disposition of equity-method investments	$—	$485	$—	$—	$485	$—	$—	$—	$—	$—

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – Adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, distributable cash flow, available funds from operations and dividend coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, Modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of Modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Such items are excluded from net income to determine adjusted income. Management believes these measure provide investors meaningful insight into results from ongoing operations.

Distributable cash flow is defined as Adjusted EBITDA less maintenance capital expenditures, cash portion of net interest expense, income attributable to or dividends/ distributions paid to noncontrolling interests and cash income taxes, and certain other adjustments that management believes affects the comparability of results. Adjustments for maintenance capital expenditures and cash portion of interest expense include our proportionate share of these items of our equity-method investments. We also calculate the ratio of distributable cash flow to the total cash dividends paid (dividend coverage ratio). This measure reflects Williams’ distributable cash flow relative to its actual cash dividends paid.

Available funds from operations is defined as cash flow from operations excluding the effect of changes in working capital and certain other changes in noncurrent assets and liabilities, reduced by preferred dividends and net distributions to noncontrolling interests.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of assets and the cash that the business is generating.

Neither Adjusted EBITDA, adjusted income, distributable cash flow, nor available funds from operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income
(UNAUDITED)
	2019					2020
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$194	$310	$220	$138	$862	$(518)	$303	$308	$115	$208

Income (loss) from continuing operations - diluted earnings (loss) per common share (1)	$.16	$.26	$.18	$.11	$.71	$(.43)	$.25	$.25	$.09	$.17
Adjustments:
Transmission & Gulf of Mexico
Constitution pipeline project development costs	$—	$1	$1	$1	$3	$—	$—	$—	$—	$—
Northeast Supply Enhancement project development costs	—	—	—	—	—	—	3	3	—	6
Impairment of certain assets (2)	—	—	—	354	354	—	—	—	170	170
Pension plan settlement charge	—	—	—	—	—	4	1	—	—	5
Adjustment of Transco’s regulatory asset for post-WPZ Merger state deferred income tax change consistent with filed rate case	—	—	—	—	—	2	—	—	—	2
Benefit of change in employee benefit policy	—	—	—	—	—	—	(3)	(6)	(13)	(22)
Reversal of costs capitalized in prior periods	—	15	—	1	16	—	—	10	1	11
Severance and related costs	—	22	14	3	39	1	1	(1)	—	1
Total Transmission & Gulf of Mexico adjustments	—	38	15	359	412	7	2	6	158	173
Northeast G&P
Expenses associated with new venture	3	6	1	—	10	—	—	—	—	—
Share of early debt retirement gain at equity-method investment	—	—	—	—	—	—	(5)	—	—	(5)
Share of impairment of certain assets at equity-method investments	—	—	—	—	—	—	—	11	36	47
Pension plan settlement charge	—	—	—	—	—	1	—	—	—	1
Impairment of certain assets	—	—	—	10	10	—	—	—	12	12
Severance and related costs	—	10	(3)	—	7	—	—	—	—	—
Benefit of change in employee benefit policy	—	—	—	—	—	—	(2)	(2)	(5)	(9)
Total Northeast G&P adjustments	3	16	(2)	10	27	1	(7)	9	43	46
West
Impairment of certain assets	12	64	—	24	100	—	—	—	—	—
Pension plan settlement charge	—	—	—	—	—	1	—	—	—	1
Benefit of change in employee benefit policy	—	—	—	—	—	—	(1)	(2)	(6)	(9)
Adjustment of gain on sale of Four Corners assets	2	—	—	—	2	—	—	—	—	—
Severance and related costs	—	11	(1)	—	10	—	—	—	—	—
Total West adjustments	14	75	(1)	24	112	1	(1)	(2)	(6)	(8)
Other
Adjustment of Transco’s regulatory asset for post-WPZ Merger state deferred income tax change consistent with filed rate case	12	—	—	—	12	—	—	—	—	—
Regulatory asset reversals from impaired projects	—	—	—	—	—	—	—	8	7	15
Reversal of costs capitalized in prior periods	—	—	—	—	—	—	—	3	—	3
Pension settlement charge	—	—	—	—	—	—	—	—	1	1
Accrual for loss contingencies associated with former operations	—	—	9	(5)	4	—	—	—	24	24
Severance and related costs	—	—	—	1	1	—	—	—	—	—
Total Other adjustments	12	—	9	(4)	17	—	—	11	32	43
Adjustments included in Modified EBITDA	29	129	21	389	568	9	(6)	24	227	254

Adjustments below Modified EBITDA
Impairment of equity-method investments	74	(2)	114	—	186	938	—	—	108	1,046
Impairment of goodwill (2)	—	—	—	—	—	187	—	—	—	187
Share of impairment of goodwill at equity-method investment	—	—	—	—	—	78	—	—	—	78
Adjustment of gain on deconsolidation of certain Permian assets	2	—	—	—	2	—	—	—	—	—
Loss on deconsolidation of Constitution	—	—	—	27	27	—	—	—	—	—
Gain on sale of equity-method investments	—	(122)	—	—	(122)	—	—	—	—	—
Allocation of adjustments to noncontrolling interests	—	(1)	—	(210)	(211)	(65)	—	—	—	(65)
	76	(125)	114	(183)	(118)	1,138	—	—	108	1,246
Total adjustments	105	4	135	206	450	1,147	(6)	24	335	1,500
Less tax effect for above items	(26)	(1)	(34)	(51)	(112)	(316)	8	1	(68)	(375)

Adjusted income from continuing operations available to common stockholders	$273	$313	$321	$293	$1,200	$313	$305	$333	$382	$1,333
Adjusted income from continuing operations - diluted earnings per common share (1)	$.22	$.26	$.26	$.24	$.99	$.26	$.25	$.27	$.31	$1.10
Weighted-average shares - diluted (thousands)	1,213,592	1,214,065	1,214,165	1,214,212	1,214,011	1,214,348	1,214,581	1,215,335	1,216,381	1,215,165
(1) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.
(2) Our partners' $209 million share of the fourth-quarter 2019 impairment of the Constitution pipeline project and $65 million share of the first-quarter 2020 impairment of goodwill are reflected below in Allocation of adjustments to noncontrolling interests.

Reconciliation of Distributable Cash Flow (DCF)
(UNAUDITED)
	2019					2020
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

The Williams Companies, Inc.
Reconciliation of GAAP "Net Income (Loss)" to "Modified EBITDA", Non-GAAP "Adjusted EBITDA" and Non-GAAP "Distributable cash flow"

Net income (loss)	$214	$324	$242	$(66)	$714	$(570)	$315	$323	$130	$198
Provision (benefit) for income taxes	69	98	77	91	335	(204)	117	111	55	79
Interest expense	296	296	296	298	1,186	296	294	292	290	1,172
Equity (earnings) losses	(80)	(87)	(93)	(115)	(375)	(22)	(108)	(106)	(92)	(328)
Impairment of goodwill	—	—	—	—	—	187	—	—	—	187
Impairment of equity-method investments	74	(2)	114	—	186	938	—	—	108	1,046
Other investing (income) loss - net	(1)	(124)	(7)	25	(107)	(3)	(1)	(2)	(2)	(8)
Proportional Modified EBITDA of equity-method investments	190	175	181	200	746	192	192	189	176	749
Depreciation and amortization expenses	416	424	435	439	1,714	429	430	426	436	1,721
Accretion expense associated with asset retirement obligations for nonregulated operations	9	8	8	8	33	10	7	10	8	35
(Income) loss from discontinued operations, net of tax	—	—	—	15	15	—	—	—	—	—
Modified EBITDA	1,187	1,112	1,253	895	4,447	1,253	1,246	1,243	1,109	4,851
EBITDA adjustments	29	129	21	389	568	9	(6)	24	227	254
Adjusted EBITDA	1,216	1,241	1,274	1,284	5,015	1,262	1,240	1,267	1,336	5,105

Maintenance capital expenditures (1)	(93)	(130)	(128)	(113)	(464)	(52)	(83)	(144)	(114)	(393)
Preferred dividends	(1)	—	(1)	(1)	(3)	(1)	—	(1)	(1)	(3)
Net interest expense - cash portion (2)	(304)	(302)	(301)	(306)	(1,213)	(304)	(304)	(301)	(299)	(1,208)
Cash taxes	3	85	(2)	—	86	—	(2)	—	42	40
Dividends and distributions paid to noncontrolling interests	(41)	(27)	(20)	(36)	(124)	(44)	(54)	(49)	(38)	(185)
Distributable cash flow	$780	$867	$822	$828	$3,297	$861	$797	$772	$926	$3,356

Common dividends paid	$460	$461	$461	$460	$1,842	$485	$486	$485	$485	$1,941

Coverage ratios:
Distributable cash flow divided by Common dividends paid	1.70	1.88	1.78	1.80	1.79	1.78	1.64	1.59	1.91	1.73
Net income (loss) divided by Common dividends paid	0.47	0.70	0.52	(0.14)	0.39	(1.18)	0.65	0.67	0.27	0.10

(1) Includes proportionate share of maintenance capital expenditures of equity-method investments.
(2) Includes proportionate share of interest expense of equity-method investments.

Reconciliation of Cash Flow from Operating Activities to Available Funds from Operations (AFFO)
(UNAUDITED)
	2019					2020
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

The Williams Companies, Inc.
Reconciliation of GAAP "Net cash provided (used) by operating activities" to Non-GAAP "Available Funds from Operations"

Net cash provided (used) by operating activities	$775	$1,069	$858	$991	$3,693	$787	$1,143	$452	$1,114	$3,496
Exclude: Cash (provided) used by changes in:
Accounts receivable	(97)	(52)	(10)	125	(34)	(67)	(18)	103	(16)	2
Inventories	(1)	(3)	(3)	2	(5)	(19)	28	24	(22)	11
Other current assets and deferred charges	6	10	(6)	(31)	(21)	(20)	33	2	(26)	(11)
Accounts payable	39	59	(22)	(30)	46	155	(391)	313	(70)	7
Accrued liabilities	142	(212)	(6)	(77)	(153)	150	86	50	23	309
Other, including changes in noncurrent assets and liabilities	21	20	118	17	176	(23)	43	(32)	17	5
Preferred dividends paid	(1)	—	(1)	(1)	(3)	(1)	—	(1)	(1)	(3)
Dividends and distributions paid to noncontrolling interests	(41)	(27)	(18)	(38)	(124)	(44)	(54)	(49)	(38)	(185)
Contributions from noncontrolling interests	4	28	—	4	36	2	2	1	2	7
Available funds from operations	$847	$892	$910	$962	$3,611	$920	$872	$863	$983	$3,638

Common dividends paid	$460	$461	$461	$460	$1,842	$485	$486	$485	$485	$1,941

Coverage ratio:
Available funds from operations divided by Common dividends paid	1.84	1.93	1.97	2.09	1.96	1.90	1.79	1.78	2.03	1.87

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2019					2020
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net income (loss)	$214	$324	$242	$(66)	$714	$(570)	$315	$323	$130	$198
Provision (benefit) for income taxes	69	98	77	91	335	(204)	117	111	55	79
Interest expense	296	296	296	298	1,186	296	294	292	290	1,172
Equity (earnings) losses	(80)	(87)	(93)	(115)	(375)	(22)	(108)	(106)	(92)	(328)
Impairment of goodwill	—	—	—	—	—	187	—	—	—	187
Impairment of equity-method investments	74	(2)	114	—	186	938	—	—	108	1,046
Other investing (income) loss - net	(1)	(124)	(7)	25	(107)	(3)	(1)	(2)	(2)	(8)
Proportional Modified EBITDA of equity-method investments	190	175	181	200	746	192	192	189	176	749
Depreciation and amortization expenses	416	424	435	439	1,714	429	430	426	436	1,721
Accretion expense associated with asset retirement obligations for nonregulated operations	9	8	8	8	33	10	7	10	8	35
(Income) loss from discontinued operations, net of tax	—	—	—	15	15	—	—	—	—	—
Modified EBITDA	$1,187	$1,112	$1,253	$895	$4,447	$1,253	$1,246	$1,243	$1,109	$4,851

Transmission & Gulf of Mexico	$636	$590	$665	$284	$2,175	$662	$615	$616	$486	$2,379
Northeast G&P	299	303	345	367	1,314	369	370	387	363	1,489
West	256	212	245	239	952	215	253	247	283	998
Other	(4)	7	(2)	5	6	7	8	(7)	(23)	(15)
Total Modified EBITDA	$1,187	$1,112	$1,253	$895	$4,447	$1,253	$1,246	$1,243	$1,109	$4,851

Adjustments included in Modified EBITDA (1):

Transmission & Gulf of Mexico	$—	$38	$15	$359	$412	$7	$2	$6	$158	$173
Northeast G&P	3	16	(2)	10	27	1	(7)	9	43	46
West	14	75	(1)	24	112	1	(1)	(2)	(6)	(8)
Other	12	—	9	(4)	17	—	—	11	32	43
Total Adjustments included in Modified EBITDA	$29	$129	$21	$389	$568	$9	$(6)	$24	$227	$254

Adjusted EBITDA:

Transmission & Gulf of Mexico	$636	$628	$680	$643	$2,587	$669	$617	$622	$644	$2,552
Northeast G&P	302	319	343	377	1,341	370	363	396	406	1,535
West	270	287	244	263	1,064	216	252	245	277	990
Other	8	7	7	1	23	7	8	4	9	28
Total Adjusted EBITDA	$1,216	$1,241	$1,274	$1,284	$5,015	$1,262	$1,240	$1,267	$1,336	$5,105

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Adjusted Income," which is also included in these materials.

Reconciliation of Net Income (Loss) to Modified EBITDA, Non-GAAP Adjusted EBITDA and Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO)

	2021 Guidance
(Dollars in millions, except per share amounts and coverage ratio)	Low	Mid	High

Net income (loss)	$1,275	$1,425	$1,575
Provision (benefit) for income taxes		460
Interest expense		1,180
Equity (earnings) losses		(430)
Proportional Modified EBITDA of equity-method investments		800
Depreciation and amortization expenses and accretion for asset retirement obligations associated with nonregulated operations		1,775
Other		(10)
Modified EBITDA	$5,050	$5,200	$5,350
EBITDA Adjustments		—
Adjusted EBITDA	$5,050	$5,200	$5,350

Net income (loss)	$1,275	$1,425	$1,575
Less: Net income (loss) attributable to noncontrolling interests & preferred dividends		75
Net income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$1,200	$1,350	$1,500
Adjusted diluted earnings per common share	$0.99	$1.11	$1.23
Weighted-average shares - diluted (millions)		1,217

Available Funds from Operations (AFFO):
Net cash provided by operating activities (net of changes in working capital and changes in other, including changes in noncurrent assets and liabilities)	$3,740	$3,890	$4,040
Preferred dividends paid		(3)
Dividends and distributions paid to noncontrolling interests		(200)
Contributions from noncontrolling interests		13
Available funds from operations (AFFO)	$3,550	$3,700	$3,850
AFFO per common share	$2.92	$3.04	$3.16
Common dividends paid		$2,000
Coverage Ratio (AFFO/Common dividends paid)	1.78x	1.85x	1.93x

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•Levels of dividends to Williams stockholders;

•Future credit ratings of Williams and its affiliates;

•Amounts and nature of future capital expenditures;

•Expansion and growth of our business and operations;

•Expected in-service dates for capital projects;

•Financial condition and liquidity;

•Business strategy;

•Cash flow from operations or results of operations;

•Seasonality of certain business components;

•Natural gas, natural gas liquids and crude oil prices, supply, and demand;

•Demand for our services;

•The impact of the novel coronavirus (COVID-19) pandemic.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•Availability of supplies, market demand, and volatility of prices;

•Development and rate of adoption of alternative energy sources;

•The impact of existing and future laws and regulations, the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•Our exposure to the credit risk of our customers and counterparties;

•Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and to consummate asset sales on acceptable terms;

•Whether we are able to successfully identify, evaluate, and timely execute our capital projects and investment opportunities;

•The strength and financial resources of our competitors and the effects of competition;

•The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•Whether we will be able to effectively execute our financing plan;

•Increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices;

•The physical and financial risks associated with climate change;

•The impacts of operational and developmental hazards and unforeseen interruptions;

•The risks resulting from outbreaks or other public health crises, including COVID-19;

•Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•Acts of terrorism, cybersecurity incidents, and related disruptions;

•Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•Changes in maintenance and construction costs, as well as our ability to obtain sufficient construction-related inputs, including skilled labor;

•Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•The ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•Changes in the current geopolitical situation;

•Whether we are able to pay current and expected levels of dividends;

•Changes in U.S. governmental administration and policies;

•Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 24, 2020, as supplemented by the disclosure in Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

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